Exhibit 99.1

Greenwave Reports Record Revenues of $9.92 Million in Q1 2022

The Company generated positive cashflows from operating activities and eliminated $44 million in derivative liabilities during the first quarter of 2022

(Norfolk, VA) May 16, 2022 – Greenwave Technology Solutions, Inc. (“Greenwave” or the “Company”) (OTCPink:GWAV) is pleased to report that it generated revenues of $9.92 million during the first quarter of 2022, an increase of 66.91% from the $5.94 million in revenue Empire Services, Inc. (“Empire”) generated in the same period in 2021. Greenwave, through its subsidiary Empire, currently operates 11 metal recycling facilities in Virginia and North Carolina.

The Company generated positive cashflows from operating activities and eliminated $44 million in derivative liabilities, significantly improving its balance sheet and shareholder’s equity. Greenwave’s revenue growth is being driven by robust demand for scrap metal, record high commodity prices, inflationary pressures, the repurposing and implementation of Greenwave’s technology into Empire’s operations, and an expanding footprint of metal recycling facilities.

Greenwave is currently installing a second shredder to process cars, household appliances and industrial products, along with a downstream system to increase its recovery yields of copper, aluminum, brass, steel, and other metals. These systems are expected to come online in the summer of 2022 and double its processing capacity while increasing profit margins.

“As our first quarter financials show, Greenwave is aggressively growing its revenues while responsibly managing our expenditures and cashflows,” stated Danny Meeks, Chief Executive Officer of Greenwave. “The significant investments in equipment and infrastructure we made during the first quarter, along with the planned opening of our 12th location in Fairmont, NC, position Greenwave to continue growing its revenues in the coming quarters. We look forward to updating you on our progress.”

According to a recent Wall Street Journal article, there continues to be robust demand for recycled metals including aluminum, which increased 11% over the past year alone, with approximately 40% of new aluminum supply coming from recycled scrap[1]. Driven by inflationary pressures, depleted inventories, and significant global demand in what many consider to be a “commodities super cycle,” prices for many metal products were already on the rise going into 2022. The Russia-Ukraine conflict has only accelerated this trend, with prices for copper hitting an all-time high of $4.95 per pound on the Comex market on March 4, 2022[2]. Greenwave expects these optimal market conditions for recycled metal products to continue for the foreseeable future.

On May 4, 2022, Greenwave submitted an application to uplist to NASDAQ and it believes it will meet the listing requirements without any further capital raises. The successful listing of Greenwave’s common stock on a national exchange could result in a significant increase in institutional interest and liquidity in the market for the Company’s stock. For more information, please see Greenwave’s 2022 Outlook.

[1] https://www.wsj.com/articles/aluminum-makers-seek-old-cans-shredded-cars-to-fuel-new-plants-11648287002

[2] https://www.mining.com/copper-price-hits-all-time-high-on-fears-of-supply-crunches/

[3] https://www.ft.com/content/0269cdda-ef67-43c8-b820-a919c919b5fa

About Greenwave

Greenwave Technology Solutions, Inc., through its wholly owned subsidiary Empire Services, Inc. (“Empire”), is a leading operator of 11 metal recycling facilities in Virginia and North Carolina. At these facilities, Empire collects, classifies, and processes raw scrap metal (ferrous and nonferrous) for recycling. Steel is one of the world’s most recycled products with the ability to be re-melted and recast numerous times while offering significant economic and environmental benefits when compared with virgin materials. For more information, please visit https://www.greenwavetechnologysolutions.com/.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements about its revenue growth, opening of additional locations, and a listing on a senior exchange. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Info:

Danny Meeks

757-966-1432